Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports 2008 Proved Reserves and Non-Proved Resources
Highlights:
•	2.5 trillion cubic feet equivalent (Tcfe) proved reserves, including the Company’s proportionate interest in Four Star Oil & Gas (Four Star)

•	595 billion cubic feet equivalent (Bcfe) of reserve additions prior to revisions

•	192 percent reserve replacement prior to price-related revisions

•	$2.87 per million cubic feet equivalent (Mcfe) domestic reserve replacement costs prior to price-related revisions

•	Increased risked resource potential (which is in addition to proved reserves) to 3.5 Tcfe
Note: Reserve additions include extensions, discoveries and purchases of reserves in place
HOUSTON, TEXAS, February 03, 2009—El Paso Corporation (NYSE:EP) reported today that its proved natural gas and oil reserves at December 31, 2008 totaled 2.5 Tcfe, including 222 Bcfe related to its 48.8 percent interest in Four Star.
“El Paso had a very good year in terms of reserve additions, percentage of reserves replaced and domestic reserve replacement costs, excluding the effects of significant price-related revisions at year-end,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “Extensions and discoveries were up 69 percent over 2007 results, which demonstrate significant improvement in our E&P business. And the $2.87 per Mcfe domestic reserve replacement costs, excluding price-related revisions, is our best performance since I joined El Paso in 2003. While a sharp drop in commodity prices had a significant impact on year-end reserves, it is important to note that the year-end reserve calculation assumed very little reduction in service costs, which have fallen since year end and continue to decline. If we had calculated our year-end reserves assuming a Henry Hub natural gas price of $7.00 per MMBtu, $70.00 per barrel WTI pricing and assuming no further reduction in service costs, El Paso’s reserves, including our interest in Four Star, would have been approximately 3.0 Tcfe.”

Below is a reconciliation of consolidated proved reserves from December 31, 2007 to December 31, 2008, and a summary of El Paso’s proportionate interest in Four Star proved reserves at December 31, 2008.

Consolidated Proved Reserves (Bcfe)*
Proved Reserves at Dec. 31, 2007	2,853
Production	(272)
Sales of Reserves in Place	(303)
Extensions and Discoveries**	577
Purchases of Reserves in Place	18
Revisions Due to Price	(476)
Revisions Other than Price	(72)
Proved Reserves at Dec. 31, 2008	2,325

El Paso’s Interest in Four Star Proved Reserves (Bcfe)
Four Star at December 31, 2008	222

*	Year end reserve estimates are based on $5.71 per MMBtu natural gas (Henry Hub) and $44.60 per barrel (WTI) oil prices

**	128 Bcfe of reserve extensions and discoveries related to our Altamont oil properties were based upon a $70 per barrel (WTI) oil prices, but were ultimately eliminated due to price-related revisions at year end.
Approximately 74 percent of the December 31, 2008 proved reserves are proved developed, and 92 percent are natural gas. Approximately 85 percent of price-related revisions are attributable to the decline in oil and NGL prices. Of the price-related revisions, approximately 300 Bcfe were domestic, the largest portion of which was related to the company’s Altamont oil properties. In addition, El Paso did not book any reserves from the Camarupim (Bia) project in Brazil due to the sharp drop in oil prices.
El Paso E&P’s oil and gas 2008 capital expenditures were approximately $1.7 billion, which includes approximately $50 million for acquisitions of producing properties and approximately $200 million for international expenditures.

El Paso Corporation expects to take a fourth quarter after-tax full-cost ceiling test charge of $1.9 billion and a $0.1 billion impairment of its investment in Four Star. Approximately $1.4 billion of the full-cost ceiling test charge is attributable to the domestic full-cost pool and $0.5 billion to the Brazilian full-cost pool. The company uses the full-cost method of accounting for its oil and natural gas properties. The carrying value of these assets, net of related deferred income taxes, is evaluated on a quarterly basis and is limited to the present value of estimated net revenues of proved reserves using a 10-percent discount rate based on prices and costs at the end of the quarter plus the cost of unevaluated oil and natural gas properties (i.e. a cost center ceiling). A ceiling test charge occurs when the carrying value of the natural gas and oil assets exceeds the cost center ceiling.
El Paso has derivative positions that are intended to manage the price risk of its natural gas and oil production for 2009 and beyond. They are recorded on a mark-to-market basis and therefore were not included in the ceiling test calculation. These positions had a net asset value of approximately $700 million at December 31, 2008.
The ceiling test and impairment charges are non-cash items that do not impact any of the covenants on the debt obligations of El Paso Corporation or its subsidiaries. Based on current reserves and the expected fourth quarter 2008 ceiling test charge, the company estimates its first quarter 2009 per-unit DD&A rate will decline by approximately $0.90 per Mcfe from the rate used in the fourth quarter of 2008 to approximately $2.30 per Mcfe.
27 Percent Increase in Non-Proved Resources
El Paso also reported today that at December 31, 2008, it had an estimated 3.5 Tcfe of net risked or 6.6 Tcfe of net unrisked non-proved resource potential in addition to its 2.5 Tcfe of proved natural gas and oil reserves. The company’s risked non-proved resource potential rose 0.7 Tcfe, or 27 percent, from 2007 levels. The majority of the increase was primarily due to the addition of new opportunities in the Haynesville Shale, infill opportunities in the Altamont Field and the Raton Basin coal bed methane program. Non-proved resources include the company’s proportionate share of Four Star.
Foshee added, “One of our key successes in 2008 was the expansion of our future drilling inventory. The 2009 E&P capital program will optimize our current investment opportunities while preserving the drilling inventory that we have worked hard to develop, most of which is operated by El Paso and held by production.”
A breakout of non-proved resources (risked/unrisked) is as follows:
Unconventional — 1,080/1,560 Bcfe — Unconventional resources primarily consist of the company’s coal bed operations in the Raton, Black Warrior, and Arkoma Basins and its holdings in the New Albany and Haynesville shale plays.
Conventional, low-risk (probability of geologic success greater than or equal to 40 percent) — 1,770/2,300 Bcfe — This consists of conventional resources in the Rockies, south Texas, and Brazil development programs. It also includes tight-sand drilling in the ArkLaTex area.
Conventional, higher-risk (probability of geologic success less than 40 percent) — 700/2,785 Bcfe — This includes higher-risk exploration in the Gulf of Mexico, Texas Gulf Coast, and undrilled international exploration prospects in Brazil and Egypt.
Click here to view a chart showing the change in year end reserves, including the Company’s proportionate interest in Four Star.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Note to U.S. Investors
Note that the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We have used certain terms in this news release, such as risked and unrisked non-proved resource potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Risked and unrisked non-proved resource potential are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Unrisked resource potential is less certain than those for risked resource potential. Investors are urged to closely consider the disclosures and risk factors in our Forms 10-K and 10-Q, available from our offices or from our website at http://www.elpaso.com, including the inherent uncertainties in estimating quantities of proved reserves and non-proved resource potential.
CAUTIONARY STATEMENT
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; the uncertainty of estimating proved reserves and non-proved potential, the future level of service costs, the availability and cost of financing to fund our future exploration and production operations; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; changes in commodity prices and basis differentials for oil, natural gas, and power, including the impact upon our hedge positions and our full-cost ceiling test in the future; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star. The reserve replacement ratio and reserve replacement costs are two metrics we use to measure our ability to establish a long-term trend of adding reserves at a reasonable cost in our core asset areas. In this press release, we have excluded price-related revisions from the calculations of these metrics. These revisions are included in the calculations of these metrics as presented in company’s Annual Report on Form 10-K. See the company’s Annual Report on Form 10-K for further discussions of these metrics.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

2008 YE Reserve Highlights (Bcfe)

Including Equity Interest in Four Star

582
299
285
560
Approx.
3.0 Tcfe
@ $7 / $70
3,109
2,547
^ 192% reserve replacement before price-related revisions
^ $2.87/Mcfe domestic RRC before price-related revisions
85% of price-related revisions due to oil and NGL prices
YE 2007
Extensions & Discoveries
Production
Purchases & Sales
Revisions
YE 2008

1

2008 YE Reserve Highlights (Bcfe) Including Equity Interest in Four Star Base Positive Negative YE 2007 3109 Extensions & Discoveries 3109 582 Production 3392 299 Purchases & Sales 3107 285 Revisions 2547 560 YE 2008 2547 446 Commodity Prices Henry Hub WTI YE 2007 $6.80/MMBtu $95.98/Bbl YE 2008 $5.71/MMBtu $44.60/Bbl 3,109 582 Approx. 3.0 Tcfe @ $7 / $70 299 285 560 2,547 192% reserve replacement before price-related revisions $2.87/Mcfe domestic RRC before price-related revisions 85% of price-related revisions due to oil and NGL prices